Bank of America

Loan Agreement

Date of Agreement: February 7, 2008

Principal Amount:	$92,500.00	Account Number:	

Introduction: This Agreement dated and effective as of **February 7, 2008**, is entered into between **Mizati Luxury Alloy Wheels, Inc.** (the "Borrower") and Bank of America, N.A. (the "Bank"). The Borrower agrees to the following terms and conditions:

1. LINE OF CREDIT WITH TERM REPAYMENT PERIOD

1.1 Line of Credit Amount.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is **Ninety-Two Thousand Five Hundred Dollars and No Cents ($92,500.00)**.

(b) This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the principal balance outstanding to exceed the Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand.

1.2 Availability Period; Initial Disbursement. The line of credit is available between the date of this Agreement and **February 6, 2011**, or such earlier date as the availability may terminate as provided in this Agreement (the "Expiration Date"). The Borrower must request the initial disbursement of the line of credit no later than **August 6, 2008**. If the initial disbursement is not made by that date, the Bank shall not be obligated to provide the line of credit.

1.3 Repayment Terms.

(a) The Borrower will pay interest on **March 7, 2008**, and then on the same day of each month thereafter until the Borrower commences making the principal and interest installments described below.

(b) The Borrower will repay the amount outstanding on the Expiration Date in equal combined installments of principal and interest beginning on **March 7, 2011**, and on the same day of each month thereafter, and ending on **February 7, 2015** (the "Repayment Period"). Each installment shall be in an amount sufficient to fully amortize principal and interest over the Repayment Period at the applicable interest rate. The amount of the installments is subject to change if the applicable interest rate changes. In any event, on the last day of the Repayment Period, the Borrower will repay the remaining principal balance plus any interest then due. Each installment, when paid, will be applied first to the payment of interest accrued and the balance will be applied to the repayment of principal.

(c) The Borrower may prepay principal in full or in part at any time without the payment of a prepayment fee or premium. The prepayment will be applied to the most remote payment of principal due under this Agreement.

(d) The Borrower may prepay principal in full or in part at any time without the payment of a prepayment fee or premium. The prepayment will be applied to the most remote payment of principal due under this Agreement.

1.4 Interest Rate.

(a) The interest rate is a rate per year equal to the Wall Street Journal Prime Rate plus **4.50** percentage point(s).

(b) The initial interest rate is **10.50%**. The interest rate will be adjusted every January 1, April 1, July 1, and October 1 (the "Adjustment Date") and will remain fixed until the next Adjustment Date. If the Adjustment Date in any particular month would otherwise fall on a day that is not a banking day then, at the Bank's option, the Adjustment Date for that particular month will be the first banking day immediately following thereafter.

(c) The Wall Street Journal Prime Rate is a rate of interest equal to the highest quoted annual rate of interest that is published from time to time in The Wall Street Journal listing of "Money Rates" as the "Prime Rate." If such rate becomes unavailable, the Bank may designate a substitute rate after notice to the Borrower.

2. FEES AND EXPENSES

2.1 Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank's rights with respect to the default.

2.2 Periodic Fee. The Borrower agrees to pay a fee in the amount of **One Hundred Fifty Dollars ($150.00)**, payable in advance. This fee is due on **February 7, 2008**, and on the same day of each following year until the expiration of the availability period.

2.3 Expenses. The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, documentation fees, and all fees and taxes required by law in connection with providing the credit.

3. DISBURSEMENTS, PAYMENTS AND COSTS

3.1 Telephone Authorization.

(a) The Bank may honor telephone instructions for advances or repayments given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from account number **CA** 10679-73573 owned by the Borrower, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone instructions the Bank reasonably believes are made by an individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

3.2 Direct Debit (Pre-Billing).

(a) The Borrower agrees that the Bank will debit deposit account number **CA** 10679-73573 owned by the Borrower, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date of each payment from the Borrower becomes due (the "Due Date"). Payments include interest payments, principal payments (if applicable) and fees (if applicable).

(b) Prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The bill will be mailed a specified number of calendar days prior to the Due Date, which number of days will be mutually agreed from time to time by the Bank and the Borrower. The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

(i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

(ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

(e) The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank.

3.3 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements, which would be due on a day, which is not a banking day, will be due on the next banking day. All payments received on a day, which is not a banking day, will be applied to the credit on the next banking day.

3.4 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 365-day year and the actual number of days elapsed. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

3.5 Default Rate. Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 6.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

4. CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

4.1 Authorizations. If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

4.2 Governing Documents. If required by the Bank, a copy of the Borrower's organizational documents.

4.3 Guaranties. Guaranty signed by Hazel W Chu.

4.4 Payment of Fees. Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled "Expenses."

5. REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

5.1 Formation. If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.

5.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

5.3 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

5.4 Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor). If the Borrower is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust.

5.5 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower, which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

5.6 Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

5.7 Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

5.8 No Event of Default. There is no event, which is, or with notice or lapse of time or both would be, a default under this Agreement.

5.9 Child Support Payments. No principal who owns 50% or more of the ownership or voting interest of the Borrower is delinquent more than sixty (60) days under the terms of any administrative order, court order, or repayment agreement requiring payment of child support.

6. COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

6.1 Use of Proceeds. To use the proceeds of the credit only for eligible business related purposes consistent with the "use of proceeds" requirements established by the U.S. Small Business Administration ("SBA").

6.2 Financial Information. To provide financial statements and other information in form and content acceptable to the Bank relating to the affairs of the Borrower and any guarantor as requested by the Bank from time to time.

6.3 Other Debts. Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

(a) Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(c) If the Borrower is a natural person, additional debts of the Borrower as an individual for consumer purposes.

6.4 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a) Liens and security interests in favor of the Bank.

(b) Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

6.5 Maintenance of Assets.

(a) Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower's business or the Borrower's assets except in the ordinary course of the Borrower's business.

(b) Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c) Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d) To maintain and preserve all rights, privileges, and franchises the Borrower now has.

(e) To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

6.6 Loans. Not to make any loans, advances or other extensions of credit to any individual or entity except for extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

6.7 Change of Management. Not to make any substantial change in the present executive or management personnel of the Borrower.

6.8 Change of Ownership. If the Borrower is anything other than a natural person, not to cause, permit, or suffer any change in capital ownership such that there is a material change, as determined by the Bank in its sole discretion, in the direct or indirect capital ownership of the Borrower.

6.9 Additional Negative Covenants. Not to, without the Bank's written consent:

(a) Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b) Acquire or purchase a business or its assets.

(c) Engage in any business activities substantially different from the Borrower's present business.

(d) Liquidate or dissolve the Borrower's business.

6.10 Notices to Bank. To promptly notify the Bank in writing of:

(a) Any event of default under this Agreement, or any event, which, with notice or lapse of time or both, would constitute and event of default.

(b) Any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

6.11 Insurance. To maintain insurance as is usual for the business it is in.

6.12 Compliance with Laws. To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower's business. The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

6.13 Books and Records. To maintain adequate books and records.

6.14 Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's properties books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

6.15 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

6.16 American Made Products. To the extent feasible, to purchase only American-made equipment and products with the proceeds of the loan.

6.17 Taxes. To pay all federal, state, and local taxes, including income, payment, real estate, and sales taxes of the Borrower's business when such taxes become due.

6.18 Distribution of Assets. Not to make any distribution of business assets that will adversely affect the financial condition of the Borrower without the Bank's prior written consent.

6.19 SBA Form 722. To post SBA Form 722 (Equal Opportunity Poster) where it is clearly visible to employees, applicants for employment, and the general public, and comply with the requirements of SBA form 793 (Notice to New SBA Borrowers).

6.20 Bank as Principal Depository. To maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

7. DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following without prior notice: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately. If an event, which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

7.1 Failure to Pay. The Borrower fails to make a payment under this Agreement when due.

7.2 Other Bank Agreements. Any default occurs under any other agreement the Borrower (or any Obligor) has with the Bank or any affiliate of the Bank. For purposes of this Agreement, "Obligor" shall mean any guarantor, any party pledging collateral to the Bank, or, if the Borrower is comprised of the trustees of a trust, any trustor.

7.3 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower (or any Obligor) has obtained from anyone else or which the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has guaranteed.

7.4 False Information. The Borrower or any Obligor has given the Bank false or misleading information or representations.

7.5 Bankruptcy. The Borrower, any Obligor, or any general partner of the Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower, any Obligor, or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors.

7.6 Receivers. A receiver or similar official is appointed for any portion of the Borrower's or any Obligor's business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

7.7 Revocation or Termination. If the Borrower is comprised of the trustee(s) of a trust, the trust is revoked or otherwise terminated or all or a substantial part of the Borrower's assets are distributed or otherwise disposed of.

7.8 Judgments. Any judgments or arbitration awards are entered against the Borrower or any Obligor.

7.9 Death. If the Borrower or any Obligor is a natural person, the Borrower or such Obligor dies or becomes legally incompetent; if the Borrower or any Obligor is a trust, a trustor dies or becomes legally

incompetent; if the Borrower or any Obligor is a partnership, any general partner dies or becomes legally incompetent.

7.10 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower's (or any Obligor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

7.11 Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower's or any Obligor's financial condition or ability to repay.

7.12 Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

7.13 Other Breach Under Agreement. A default occurs under any other term or condition of this Agreement not specifically referred to in this Article.

8. ENFORCING THIS AGREEMENT; MISCELLANEOUS

8.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied or another basis acceptable to the Bank.

8.2 Governing Law. This Agreement is governed by **California** law.

8.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent.

8.4 Dispute Resolution Provision. This paragraph, including the subparagraphs below, is referred to as the "Dispute Resolution Provision." This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.

(a) This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a "Claim"). For the purposes of this Dispute Resolution Provision only, the term "parties" shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b) At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the "Act"). The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c) Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof ("AAA"), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d) The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if

there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e) The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (j) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f) The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property. In this case, all of the parties to this agreement must consent to submission of the Claim to arbitration.

(g) To the extent any Claims are not arbitrated, to the extent permitted by law the Claims shall be resolved in court by a judge without a jury, except any Claims which are brought in California state court shall be determined by judicial reference as described below.

(h) Any Claim which is not arbitrated and which is brought in California state court will be resolved by a general reference to a referee (or a panel of referees) as provided in California Code of Civil Procedure Section 638. The referee (or presiding referee of the panel) shall be a retired Judge or Justice. The referee (or panel of referees) shall be selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative) as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee shall determine all issues in accordance with existing California law and the California rules of evidence and civil procedure. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication . The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644(a) and 645. The parties reserve the right to seek appellate review of any judgment or order, including but not limited to, orders pertaining to class certification, to the same extent permitted in a court of law.

(i) This Dispute Resolution Provision does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies. The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration or judicial reference.

(j) Any arbitration, judicial reference or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the "Class Action Waiver"). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court or referee and not by an arbitrator. The

parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties' agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. **The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.**

(k) By agreeing to binding arbitration or judicial reference, the parties irrevocably and voluntarily waive any right they may have to a trial by jury as permitted by law in respect of any Claim. Furthermore, without intending in any way to limit this Dispute Resolution Provision, to the extent any Claim is not arbitrated or submitted to judicial reference, the parties irrevocably and voluntarily waive any right they may have to a trial by jury to the extent permitted by law in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. **WHETHER THE CLAIM IS DECIDED BY ARBITRATION, BY JUDICIAL REFERENCE, OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.**

8.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

8.6 Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. To the extent permitted by law, as used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

8.7 Individual Liability. If the Borrower is a natural person, the Bank may proceed against the Borrower's business and non-business property in enforcing this and other agreements relating to this loan. If the Borrower is a partnership, the Bank may proceed against the business and non-business property of each general partner of the Borrower in enforcing this and other agreements relating to this loan.

8.8 Joint and Several Liability. If two or more Borrowers sign this Agreement, each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrowers.

8.9 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

8.10 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

8.11 Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, or (ii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

8.12 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

8.13 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

8.14 Borrower Information; Reporting to Credit Bureaus. The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower's credit references, verify employment, and obtain credit reports. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank's policies and practices from time to time in effect.

8.15 Applicable Law. The loan provided under this Agreement was made under an SBA nationwide program that uses tax dollars to assist small business owners. If the United States is seeking to enforce this document, then under SBA regulations: (a) when the SBA is the holder of the loan, this document and all documents evidencing or securing this loan will be construed in accordance with federal law, (b) the Bank or the SBA may use local or state procedures for purposes such as filing papers, recording documents, giving notice, foreclosing liens, and other purposes. By using these procedures, the SBA does not waive any federal immunity from local or state control, penalty, tax or liability. No Borrower or guarantor may claim or assert against the SBA any local or state law to deny any obligation of the Borrower, or defeat any claim of the SBA, with respect to this loan. Any clause in this document requiring arbitration is not enforceable when the SBA is the holder of the loan provided under this Agreement.

This Agreement is executed as of the date stated at the top of the first page.

SIGNATURES

Bank of America, N.A.

By: ______________________________
Carol Carpenter, Assistant Vice President


SIGN
HERE

BORROWER: Mizati Luxury Alloy Wheels, Inc.

By: ______________________________
Hazel W Chu, President/Treasurer

Address where notices to the Bank are to be sent:

Bank of America, N.A.
Government Lending
Attn: Loan Services Administration
10850 White Rock Road, Suite #101
Rancho Cordova, CA 95670

Address where notices to the Borrower are to be sent:

Mizati Luxury Alloy Wheels, Inc.
4010 Valley Blvd #108 & #110
Walnut, CA 91789